Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the XOMA Ltd. 1981 Share Option Plan, the XOMA Ltd. Restricted Share Plan, the XOMA Ltd. 2007 CEO Share Option Plan and the XOMA Ltd. 1992 Directors Share Option Plan of our reports dated March 10, 2008, with respect to the consolidated financial statements of XOMA Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of XOMA Ltd., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California
June 2, 2008